Exhibit 16.1

November 29, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We have read the statements made by Frontier Adjusters of America, Inc. (copy attached), which we understand was filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated November 20, 2000. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,


/s/ PricewaterhouseCoopers, LLP